Exhibit 99.1

EX-99.1 PRESS RELEASE, DATED MAY 19, 2008, OF ENERSYS EXPECTED FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS.

EnerSys Reports Preliminary 4th Quarter and Fiscal Year 2008 Results & Announces Quarterly Conference Call

Reading, PA, USA, May 19, 2008 - EnerSys (NYSE: ENS) the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today that for its 4th fiscal quarter of 2008, which ended on March 31, it expects net earnings to increase 84% compared to the 4th fiscal quarter of the prior year. Net sales for the 4th fiscal quarter of 2008 were approximately $582 million, which represents a 41% increase compared to the 4th fiscal quarter of the prior year. The Company expects net earnings for the full fiscal 2008 to increase 32% compared to the prior year. Net sales for fiscal 2008 were approximately $2.03 billion, which represents a 35% increase compared to the prior year.

Net earnings for the 4th fiscal quarter of 2008 are expected to be $19.5 million or $0.39 per diluted share, including an unfavorable $0.03 per share impact from the $1.2 million ($1.8 million pre-tax) charge for the European restructuring plan and $0.1 million ($0.2 million pre-tax) of professional fees related to a secondary stock offering. Excluding the highlighted charges, non-GAAP adjusted net earnings for the 4th fiscal quarter of 2008 are expected to be $20.8 million or $0.42 per diluted share. This compares to diluted net earnings per share of $0.22 for the 4th fiscal quarter of 2007 and exceeds the previous non-GAAP adjusted earnings per share guidance for the 4th fiscal quarter of 2008 of $0.31 to $0.35 per diluted share provided on February 6, 2008. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net earnings for fiscal 2008 are expected to be $59.7 million or $1.22 per diluted share, including an unfavorable $0.20 per share impact from the $9.1 million ($13.2 million pre-tax) charge for the European restructuring plan and $0.4 million ($0.6 million pre-tax) of professional fees related to secondary stock offerings. Net earnings for fiscal 2007 were $45.2 million or $0.95 per diluted share, and included $0.8 million ($1.1 million pre-tax) of professional fees related to a secondary stock offering and the favorable impact of $2.6 million ($3.8 million pre-tax) of litigation settlement income and a favorable $2.0 million non-recurring tax benefit. Excluding the highlighted charges and income items in both fiscal years, non-GAAP adjusted net earnings for fiscal 2008 are expected to be $69.2 million or $1.42 per diluted share, a 67% increase when compared to non-GAAP adjusted net earnings for fiscal 2007 of $41.4 million or $0.87 per diluted share. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

The Company anticipates releasing final 4th quarter and full year results for fiscal year 2008 on June 11, 2008.

“Our fiscal 2008 4th quarter and year were records for both sales and earnings for EnerSys in spite of experiencing an incremental increase in commodity costs of $240 million this year,” said John D. Craig, chairman, president and chief executive officer of EnerSys. “Our focus on customer service is evident in these results and is reflected in the frequent comments I receive from customers. It is truly a credit to the efforts of the entire EnerSys organization.”

Craig added, “We anticipate that non-GAAP adjusted net earnings per diluted share for our first quarter of fiscal 2009 will be between $0.40 and $0.44. This excludes a charge of approximately $1.5 million ($2.2 million pre-tax) or $0.03 per diluted share from our ongoing European restructuring actions and excludes a credit of approximately $7.5 million ($9.5 million pre-tax) or $0.15 per diluted share from the April 2008 sale of our Manchester, UK manufacturing facility. The European restructuring program allowed us to sell the facility as part of our strategy to migrate our production to lower cost facilities.”

The Company also announced, earlier today, that it intends to incur approximately $150 million of senior unsecured convertible debt (which amount may be increased by $22.5 million), the proceeds of which are intended to be used to repay a portion of its existing senior secured Term B loans. The Company also intends to commence refinancing the balance of the senior secured Term B loans and its existing Revolver of approximately $225 million, with a new $375 million senior secured facility comprising Term A loans and a new Revolver. The Company expects to complete the new senior secured facility in June.

“These planned refinancing transactions will strengthen our capital structure by adding senior unsecured convertible debt and a new senior secured debt facility that matures in 6 years”, said Mr. Craig. “This new debt will lower our cash interest expense and continue to provide us with operational flexibility and adequate liquidity to grow our business.”

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses the non-GAAP measure “adjusted net earnings” in their analysis of the Company’s performance. This measure, as used by EnerSys in past quarters and years, adjusts net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges that the Company incurs as a result of restructuring activities associated with its acquisitions and those charges and credits that are not directly related to operating unit performance and are unusual in nature. Because these charges are incurred as a result of an acquisition and in connection with secondary offerings on behalf of certain of our stockholders, they are not a valid measure of the performance of our underlying business. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported or expected amounts. Non-GAAP adjusted net earnings are calculated excluding restructuring and highlighted charges. The following tables provide additional information regarding certain non-GAAP measures:

	Fiscal quarter ended
	March 31, 2008 (expected)		March 31, 2007
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings (5)	$19.5		$10.6
Non-GAAP adjustments (net of tax):
Restructuring charge	1.2	(1)	—
Secondary offering	0.1	(2)	—

Non-GAAP adjusted net earnings	$20.8		$10.6

Outstanding shares used in per share calculations
Basic	48,748,223		46,751,194

Diluted	49,895,646		47,570,202

Non-GAAP adjusted net earnings per share:
Basic	$0.43		$0.23

Diluted	$0.42		$0.22

Reported net earnings per share: (5)
Basic	$0.40		$0.23

Diluted	$0.39		$0.22

	Fiscal year ended
	March 31, 2008 (expected)		March 31, 2007
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings (5)	$59.7		$45.2
Non-GAAP adjustments (net of tax):
Restructuring charge	9.1	(1)
Litigation settlement income	—		(2.6	) (3)
Shelf registration statements and secondary offerings and an abandoned acquisition	0.4	(2)	0.8	(2)
Non-recurring tax benefit	—		(2.0	) (4)

Non-GAAP adjusted net earnings	$69.2		$41.4

Outstanding shares used in per share calculations
Basic	47,645,225		46,539,638

Diluted	48,644,450		47,546,240

Non-GAAP adjusted net earnings per share:
Basic	$1.45		$0.89

Diluted	$1.42		$0.87

Reported net earnings per share: (5)
Basic	$1.25		$0.97

Diluted	$1.22		$0.95

(1)

Resulting from pre-tax charges of $1.8 million in the fourth fiscal quarter of 2008 and $13.2 million in fiscal 2008, primarily for severance costs related to staff reductions and other restructuring activities in Europe.

(2)	Resulting from legal and professional fees related to shelf registration statements and secondary stock offerings, and, in fiscal 2007, an abandoned acquisition.
(3)	Resulting from two favorable legal settlements, net of fees and expenses, recorded in fiscal 2007.
(4)	Resulting from a non-recurring, favorable tax benefit, recorded in fiscal 2007.
(5)	The Company expects to report fourth fiscal quarter and full fiscal year 2008 earnings and per share amounts in a Form 10-K and a related earnings press release to be filed on or about June 11, 2008.

EnerSys also announced that it will host a conference call to discuss the Company’s fourth quarter and full year results for fiscal 2008 and to provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Thursday, June 12, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President & Chief Executive Officer and Michael T. Philion, Executive Vice President - Finance & Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s web site at http://www.enersys.com.

The conference call information is:

Date:	Thursday, June 12, 2008
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Dial-In Number:	800-299-7928
International Dial-In Number:	617-614-3926
Passcode:	10910026

A replay of the conference call will be available from 11:00 a.m. on June 13, 2008 through midnight on July 11, 2008.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888- 286-8010
International Replay Number:	617-801-6888
Passcode:	80522841

For more information, contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 800/538-3627; Web site: www.enersys.com.

EDITOR’S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

Forward Looking Statement

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act) which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Forward-looking statements involve risks, uncertainties and assumptions. Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks. For a list of such factors, which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter ended December 30, 2007. No undue reliance should be placed on any forward-looking statements.